As filed with the Securities and Exchange Commission on October 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Presto Automation Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-2968594
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

985 Industrial Road

San Carlos, CA 94070

(Address of Principal Executive Offices)(Zip Code)

Presto Automation Inc. 2022 Incentive Award Plan

(Full title of the plan)

Susan Shinoff

General Counsel & Corporate Secretary
Presto Automation Inc.
985 Industrial Road
San Carlos, CA 94070

(Name and address of agent for service)

(650) 817-9012

(Telephone number, including area code, of agent for service)

Copies to:

White & Case LLP 609 Main Street Houston, Texas 77002 (713) 496-9700
Colin Diamond Laura Katherine Mann White & Case LLP 609 Main Street Houston, Texas 77002 (713) 496-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Presto Automation Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) under the Company’s 2022 Incentive Award Plan (the “2022 Incentive Plan”).

The number of shares of Common Stock reserved for issuance under the 2022 Incentive Plan are subject to automatic increase on January 1 of each of 2023 through 2032 by the number of shares equal to the lesser of (i) one percent (1%) of the total number of outstanding shares (rounded down to the nearest whole share) of Common Stock as of the immediately preceding December 31, or (ii) a number as may be determined by the Board of Directors of the Company (the “2022 Incentive Plan Evergreen Provision”). Pursuant to the 2022 Incentive Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2022 Incentive Plan was increased by 512,316 shares effective January 1, 2023. This Registration Statement registers the additional shares available for issuance under the 2022 Incentive Plan as a result of the 2022 Incentive Plan Evergreen Provision.

Pursuant to Instruction E of Form S-8, the contents of the Company’s prior registration statements on Form S-8 registering shares of the Common Stock under the 2022 Incentive Plan (File No. 333-268846) are hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

 * As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Securities and Exchange Commission (the “SEC”) pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

●	the Annual Report on Form 10-K for the year ended June 30, 2023, filed by the Company with the SEC on October 11, 2023, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, filed by the Company with the SEC on October 12, 2023 (the “2023 Annual Report”);
●	the Current Reports on Form 8-K filed with the SEC on August 2, 2023, August 31, 2023, October 11, 2023 and October 20, 2023 (excluding Item 2.02 and the exhibits furnished under Item 9.01 therein); and
●	the description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s 2023 Annual Report, including any amendment or report filed to update such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to which this Registration Statement relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Second Amended & Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 27, 2022).

4.2	Bylaws of Presto Automation Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on September 27, 2022).

4.7	Presto Automation Inc. 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 27, 2022).

5.1*	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered.

23.1*	Consent of Moss Adams LLP.

23.2*	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on the 20th day of October, 2023.

PRESTO AUTOMATION INC.

By:	/s/ Xavier Casanova
Name:	Xavier Casanova
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Xavier Casanova and Nathan Cook, each acting alone, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all post-effective amendments thereto, of Presto Automation Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/

Signature	Title of Capacities	Date

/s/ Xavier Casanova	Chief Executive Officer	October 20, 2023
Xavier Casanova	(Principal Executive Officer)

/s/ Nathan Cook	Interim Chief Financial Officer	October 20, 2023
Nathan Cook	(Principal Financial Officer)
/s/ Stanley Mbugua	Chief Accounting Officer	October 20, 2023
Stanley Mbugua	(Principal Accounting Officer)

/s/ Krishna Gupta
Krishna Gupta	Director	October 20, 2023

/s/ Ilya Golubovich	Director	October 20, 2023
Ilya Golubovich

/s/ Keith Kravcik	Director	October 20, 2023
Keith Kravcik

/s/ Scott Raskin	Director	October 20, 2023
Scott Raskin

/s/ Gail Zauder	Director	October 20, 2023
Gail Zauder

/s/ Edward Scheetz	Director	October 20, 2023
Edward Scheetz